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                                                                    EXHIBIT 23.3

                        CONSENT OF DELOITTE & TOUCHE LLP

      We consent to the incorporation by reference in this Registration Statement of Patterson Dental Company for the registration of 41,700 shares of its Common Stock on Form S-3 of our report dated October 7, 1996, with respect to the statements of net assets acquired as of December 31, 1995 and 1994 and statements of revenues and direct operating expenses for the years ended December 31, 1995 and 1994 of Colwell, an operating division of Deluxe Corporation, appearing in Patterson Dental Company's Current Report on Form 8-K/A filed on December 13, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Minneapolis, Minnesota         /s/ DELOITTE & TOUCHE LLP
January 14, 1997